FOR IMMEDIATE RELEASE

Wescorp Energy Announces Purchase of Water Remediation
and Purification Technology

Acquired assets expand solutions to encompass water remediation and water-oil-solid hydrocarbon-waste solid separation

HOUSTON, Texas and CALGARY, Alberta (Wednesday, December 19, 2007) – Wescorp Energy Inc. (OTCBB: WSCE), an oil and gas operations solutions company, announced today that it has acquired certain assets and intellectual property from FEP Services Inc., a private Canadian corporation specializing in water remediation.

Virtually all oil reservoirs contain associated formation water which is produced with the oil. Using current water remediation and cleansing practices, approximately 0.5 - 3% residual oil remains in the separated water which must be disposed of, frequently by injection back into the reservoir or left on the surface as toxic tailing ponds.

“Our unique patented aeration system creates micron-sized gas bubbles which super saturate the produced water. As the solids are cleaned of hydrocarbon, the heavy solids fall and the lighter suspended solids rise and are encapsulated in the recovered oil. Our innovative tank configuration removes the oil and a slight amount of water from the primary tank. This oil-water mixture flows through the remainder of the system, achieving virtually total separation of the oil and produced water. The recovered oil flows into an oil collection tank and the water, free of oil and solids, is pumped down a disposal well back into the reservoir. Through this process the hydrocarbon content in the injected water is reduced from the conventional 5,000 to 30,000 parts per million to under 5 parts per million. The economic advantages, which include reducing the frequency of expensive remedial work on injection wells, recovering additional reserves from the reservoir and, in some cases, decreasing the amount of surface treating facilities, will make a significant difference in the operating costs of an oilfield” explained Doug Biles, President and CEO of Wescorp.

The economic advantages, as great as they are, are dwarfed by the environmental advantages.

Enhanced recovery methods, which include water flood in conventional oil reservoirs and steam assisted gravity drainage and cyclic steam stimulation in oil sands, all use massive amounts of fresh water injected into the reservoirs, which is then produced back with the oil as contaminated water which must undergo remediation. The high demand for hydrocarbons and declining oil reservoirs, coupled with the high price per barrel of crude oil, create an atmosphere in which enhanced oil recovery is a critical component for all producers. In Canada, government imposed environmental regulations are currently being implemented to stop the injection of fresh water currently being used during the enhanced oil recovery methods. “I chose to join the Wescorp team because of this water remediation technology” commented Mark Norris, former Minister of Economic Development for Alberta, Canada. “I am well aware of the policies and procedures that are being implemented towards water remediation, purification and conservation.”

Extremely large quantities of water are being taken from natural sources in Alberta, Canada for use in oil sand extraction and upgrading facilities. Using current oil sand extraction practices, it takes between two and four barrels of fresh water to produce one barrel of synthetic crude. Figures from Alberta Environment show oil sand mining operations contaminated 540 million barrels of natural water in 2006 from the Athabasca River – a 950 mile river that is the largest fresh water source for oil sand production in the province. Existing and approved oil sand operations are currently licensed to remove and use 2.5 billion barrels of water. Extraction from the oil sands is expected to nearly quadruple over the next two decades to four million barrels of oil per day in 2030. Current production is approximately 1.1 million barrels of oil per day.

The volume of water flow in the Athabasca River is currently 30% lower than historic levels. According to a recent report by the Pembina Institute, the water used for petroleum extraction is stored in huge, toxic tailing ponds that now cover an area of more that 20 square miles in Alberta.

“This is a monumental acquisition for Wescorp Energy,” commented Wescorp Chairman Stephen Cowper. “As a former Governor of Alaska, Lead Governor for Energy Policy for the National Governors Association and the Chairman of the Interstate Oil and Gas Compact Commission for the Unites States of America, I know what steps are being taken to conserve our precious natural resources. This new technology has the ability to significantly help with water shortages in a number of oil and gas producing areas, including the Barnett Shale production areas in the USA. I believe that strong measures need to be taken to protect the environment. Our solution provides a substantial economic and environmental impact.”

The first 2,000 barrel per day unit is finishing construction and is to be moved onto an oil company well-site in the immediate future. Further details will be released in early 2008.

About Wescorp

Wescorp Energy Inc. (www.wescorpenergy.com) is an oil and gas operations solutions company focused on commercializing technologies that overcome tough operations challenges facing oil and gas operators today. Wescorp combines its intellectual capital, oil and gas industry experience, best practices methodologies and its market offerings to deliver these solutions in a timely, economic and environmentally friendly manner.

Wescorp shares currently trade on the NASD.OTC Bulletin Board under the symbol “WSCE”.

Safe Harbor Statement

Any statements contained herein that are not historical facts are forward-looking statements, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. Information on the potential factors that could affect the Company's actual results of operations is included in its filings with the Securities and Exchange Commission. These risks may be further discussed in periodic reports and registration statements to be filed by the Company from time to time with the Securities and Exchange Commission in the future.

Investor Relations contact:	Media contact:
David Jones	Virginia Brooks
Wescorp Energy, Inc.	for Wescorp Energy, Inc.
Toll Free: 1.877.247.1975	Direct: 1.903.532.9714
Direct: 1.705.845.0933
virginia@brooksandassociatespr.com
Email: djones@wescorpenergy.com